SCHEDULE 14A
                          (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT
                     SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

 x  Preliminary Proxy Statement   Confidential, for Use of the Commission Only
                                  (as permitted by Rule 14a-6(e)(2))
    Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       CANISCO RESOURCES, INC.
         (Name of Registrant as Specified in Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 x  No fee required.
    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   (1)  Title of each class of securities to which transaction applies:

   (2)  Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
       (Set forth the amount on which the filing fee is calculated and state how it was determined):
   (4)  Proposed maximum aggregate value of transaction:

   (5)  Total fee paid:

    Fee paid previously with preliminary materials.

    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
    Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   (1)  Amount Previously Paid:

   (2)  Form, Schedule or Registration Statement No.:

   (3)  Filing Party:

   (4)  Date Filed:

                     CANISCO RESOURCES, INC.
                 300 Delaware Avenue, Suite 714
                  Wilmington, Delaware  19801

Wilmington, Delaware
May __, 1999
           NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD JUNE __, 1999

  A Special Meeting of the Stockholders of Canisco Resources, Inc. will be held at our offices at 300 Delaware Avenue, Suite 714, Wilmington, Delaware on June __, 1999, at 10:00 AM, local time, to consider and vote upon the following proposal described in greater detail in the accompanying Proxy Statement:

         1. Ratification of the Securities Purchase Agreement, dated as of April 16, 1999, by and among SCC Investment I, L.P., a
       Texas limited partnership, Sterling City Capital, LLC, a
       Texas limited liability company, and Canisco and approval of the obligations Canisco has assumed under the purchase agreement including:

       - the issuance of 80,000 shares of a newly created series preferred stock and an investment incentive warrant to SCC Investment I, L.P. for an aggregate purchase price of $8,000,000 in the initial closing under the purchase agreement and the issuance of the shares of common stock that will be issued on conversion of the shares of preferred stock and exercise of the warrant,
      - the change of control which will result as a consequence of the voting rights of the preferred stock and the adoption of a nine member board, six members of which will be elected by the preferred stock and three members of which will be elected by the common stock, and
       - the issuance of 20,000 additional shares of preferred stock in one or more subsequent closings for an aggregate purchase price of $2,000,000 if and when Canisco elects and the issuance of the shares of common stock that will be issued on conversion of the shares of preferred stock.

         2. Transaction of other business that is properly raised at the special meeting or any adjournment.

  If a stockholder returns a proxy but does not specify a choice on the proxy, the proxy will be voted FOR ratification of the purchase agreement and FOR the change of control and issuances of securities it contemplates.

  The Board of Directors has fixed the close of business on May __, 1999, as the record date for determination of stockholders who are entitled to notice of and to vote at the special meeting of stockholders. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the special meeting.


  Management of Canisco extends a cordial invitation to all stockholders to be present at the special meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE AGREEMENT.

  YOUR VOTE IS VERY IMPORTANT.  THE INVESTMENT DESCRIBED IN THE
ATTACHED PROXY STATEMENT WILL NOT TAKE PLACE WITHOUT STOCKHOLDER
APPROVAL.

               By Order of the Board of Directors

                        Ralph A. Trallo
             President and Chief Executive Officer

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE PAID, PRE-ADDRESSED ENVELOPE ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING IN
PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                    CANISCO RESOURCES, INC.
                 300 Delaware Avenue, Suite 714
                   Wilmington, Delaware 19801

                  PRELIMINARY PROXY STATEMENT
                              for
                SPECIAL MEETING OF STOCKHOLDERS
                  To Be Held on June __, 1999


                       TABLE OF CONTENTS
                       =================

  GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .1
         Introduction . . . . . . . . . . . . . . . . . . . . . . . . .1
         Reasons For Seeking Stockholder Approval . . . . . . . . . . .2
         The Investment Partnership . . . . . . . . . . . . . . . . . .2
         Price of Canisco's Stock and Market Capitalization . . . . . .2
         Canisco's Growth Strategy. . . . . . . . . . . . . . . . . . .3
         The Preferred Stock. . . . . . . . . . . . . . . . . . . . . .4
         The Warrant. . . . . . . . . . . . . . . . . . . . . . . . . .5
         Conditions to Investment . . . . . . . . . . . . . . . . . . .5
         Summaries Qualified. . . . . . . . . . . . . . . . . . . . . .5
         Cost of Solicitation . . . . . . . . . . . . . . . . . . . . .6
         Proxy Enclosed . . . . . . . . . . . . . . . . . . . . . . . .6
         Directors' Recommendation and Intentions
              Regarding the Voting of Their Own Shares. . . . . . . . .6

  VOTING SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

  VOTE REQUIRED.  . . . . . . . . . . . . . . . . . . . . . . . . . . .7

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. . . .8

  INVESTMENT PARTNERSHIP AND STERLING. .  . . . . . . . . . . . . . . 11
         Participation of Certain Members of Management as
              Limited Partners of Investor  . . . . . . . . . . . . . 11

  CANISCO'S GROWTH STRATEGY AND THE INVESTMENT PARTNERSHIP'S PLANS
  TO ASSIST CANISCO. . . . . . . . . . . . . . . . . . . . . . . . . . 12
         National Operating Strategy . . . . . . . . . . . . . . . . . 13
         Acquisition Strategy  . . . . . . . . . . . . . . . . . . . . 15

  RISKS RELATING TO ABILITY TO MEET GOALS;
  RISKS RELATING TO FURTHER DILUTION ON FUTURE
  ISSUANCES OF STOCK; FORWARD-LOOKING INFORMATION. . . . . . . . . . . 18

  RATIFICATION OF THE AGREEMENT, APPROVAL OF THE CERTIFICATE OF DESIGNATION AND ISSUANCE OF THE PREFERRED STOCK AND THE
  WARRANT TO THE INVESTMENT PARTNERSHIP. . . . . . . . . . . . . . . . 20
         Purchase Agreement. . . . . . . . . . . . . . . . . . . . . . 20
         The Preferred Stock . . . . . . . . . . . . . . . . . . . . . 21
         The Warrant . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Reasons For Seeking Stockholder Approval  . . . . . . . . . . 26
         Directors' Recommendation and Intentions
              Regarding the Voting of Their Own Shares . . . . . . . . 27

  INFORMATION ABOUT CURRENT DIRECTORS AND OFFICERS. . .  . . . . . . . 28
         Resignations of Messrs. Joe C. Quick, Dale L. Ferguson and
         W. Lawrence Petcovic as Directors on the Occurrence of
         the Initial Closing . . . . . . . . . . . . . . . . . . . . . 28
         Committees and Meetings of the Board of Directors . . . . . . 28
         Directors Stock Option Program  . . . . . . . . . . . . . . . 29
         Participation of Current Directors in Retirement Programs . . 29
         Information Regarding Current Executive Officers  . . . . . . 30
         Compensation of Current Executive Officers  . . . . . . . . . 30
         Summary Compensation Table  . . . . . . . . . . . . . . . . . 31
         Aggregated Option/SAR Exercises in Last Fiscal Year and
              Fiscal Year End Option/SAR Values  . . . . . . . . . . . 32
         Resignation of Mr. Trallo as President and Chief Executive
         Officer . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

  INFORMATION ABOUT PREFERRED STOCK DIRECTORS AND OFFICERS TO BE
  APPOINTED AFTER THE INITIAL CLOSING. . . .. . . . . . . . . . . . . . 34

  HISTORICAL PERFORMANCE OF CANISCO'S STOCK. . . .. . . . . . . . . . . 38

  PERFORMANCE GRAPH. .. . . . . . . . . . . . . . . . . . . . . . . . . 39

  STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING . . . . . . . . . . 40

  OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

                      GENERAL INFORMATION
                      ===================

Introduction
============
  This proxy statement is furnished to you in connection with the solicitation of proxies, by the Board of Directors of Canisco Resources, Inc., for use at the special meeting of stockholders to be held on June ___, 1999, at the principal executive offices of Canisco at 300 Delaware Avenue, Suite 714, Wilmington, Delaware, at 10:00 AM, local time, and at any adjournment or postponement of the special meeting. This proxy statement and the accompanying form of proxy will first be mailed to stockholders on or about May __, 1999. The Board of Directors fixed the record date for the special meeting as the close of business on May __, 1999. Accordingly, stockholders registered on the books of Canisco at the close of business on May __, 1999, have a right to be notified of the special meeting and to vote at the special meeting.

  At the special meeting, stockholders of Canisco, who are entitled to notice of and have a right to vote at the special meeting, will be asked to ratify the Securities Purchase Agreement, dated as of April 16, 1999, by and among SCC Investment I, L.P., a Texas limited partnership, Sterling City Capital, LLC, a Texas limited liability company, and Canisco and, approve the obligations Canisco has assumed under the purchase agreement, including:

- the adoption of a certificate of designation creating the 7 1/2% Series A Redeemable Convertible Preferred
       Stock,

-      the adoption of the form of Investment Incentive
       Warrant,

- the issuance of 80,000 shares of preferred stock and the warrant to SCC Investment I, L.P. for an aggregate purchase price of $8,000,000 in the initial closing under the purchase agreement and the issuance of the shares of common stock that will be issued on conversion of the shares of preferred stock and exercise of the warrant,

- the change of control which will result as a consequence of the voting rights of the preferred stock and the adoption of a nine member board, six members of which will be elected by the preferred stock and three members of which will be elected by the common stock, and

- the issuance of 20,000 additional shares of preferred stock to SCC Investment I, L.P. in one or more subsequent closings for an aggregate purchase price of $2,000,000 if and when Canisco elects and the issuance of the shares of common stock that will be issued on conversion of the shares of preferred stock.

Reasons For Seeking Stockholder Approval
========================================
  The series of preferred stock being issued to the investment partnership is part of the 5,000,000 shares of undesignated preferred stock that were approved by Canisco's stockholders at the last annual meeting of stockholders. We informed the stockholders at the time it was approved that the preferred stock would be issued to raise additional capital. We also informed the stockholders that an issuance of preferred stock that upon conversion increased the common stock outstanding by more than twenty percent on a fully diluted basis would be submitted to stockholders for their approval. Approval by the stockholders is also required under Canisco's listing agreement with the NASDAQ SmallCap Market.

  If the proposed investment occurs, it will result in a significant increase in Canisco's capital resources and will provide financing for working capital and for Canisco's growth strategy. It will also result in the investment partnership, by virtue of its ownership of the preferred stock, having beneficial ownership of a majority of the common stock, the right to elect a majority of Canisco's directors and having a majority of the votes with respect to all other matters submitted to a vote of the stockholders and so will involve a change of control.

The Investment Partnership
==========================
  SCC Investment I, L.P. is a newly created investment partnership formed by Sterling and certain members of the management of subsidiaries of Canisco. Sterling is a private investment firm that focuses on selective investments in companies which plan to execute consolidation strategies within fragmented industries. Sterling and its Principal, C. Byron Snyder, have founded or invested in several public and private companies which are executing industry consolidation strategies, including Integrated Electrical Services, Inc. (NYSE: IEE) and Carriage Services, Inc. (NYSE: CSV).

Price of Canisco's Stock and Market Capitalization
==================================================
  On April 16, 1999, the day the purchase agreement was signed, Canisco's common stock (NASDAQ SmallCap: CANRC) closed at $2.00 a share and the market capitalization of Canisco was $5,053,130.

  During the 12 months preceding the announcement of the purchase agreement on April 19, 1999 Canisco's stock price reached a high of $3 a share and a low of $1 1/4 a share. At the 12 month high Canisco's market capitalization was $9,474,618.75 and at the 12 month low Canisco's market capitalization was $3,158,206.25.

  On May __, 1999, Canisco's common stock closed at $____ a share and the market capitalization of Canisco was $ ____.

Canisco's Prior Efforts to Raise Capital
========================================
  Prior to entering into discussions with the investment partnership and Sterling, Canisco's management made a series of confidential presentations to institutional investors over the last 15 months with a view to raising additional capital to finance its growth strategy. On October 16, 1998, Mellon

Ventures, L.P. and Morse Partners, Ltd. entered into a securities purchase agreement with Canisco under which they were entitled to purchase up to an aggregate of 75,000 shares of convertible preferred stock for $7,500,000. On January 7, 1999, Canisco terminated the securities purchase agreement in accordance with its terms to allow it to pursue discussions with other investment groups. Neither Mellon nor Morse will be investing in the investment partnership.

Canisco's Growth Strategy
=========================
  Canisco believes it is the largest company in the United States specializing in painting and coating for industrial facilities. Canisco also provides related services, including surface preparation, specialty cleaning, decontamination, insulation and roofing, asbestos abatement and related maintenance services.

  Canisco's goal of being the leading national painting, coatings and related industrial services provider is dependent upon its successful execution of national operating and acquisition strategies.

  Canisco and the investment partnership believe that industry trends, such as the continued outsourcing of "non-core," but essential functions, the consolidation occurring within the customer base and Canisco's success in developing strategic alliances with national customers support its plan to deliver a diverse range of services on a nationwide basis. The key elements of the national operating strategy include:
-       focusing on the industrial market,
-       executing a national sales and marketing program,
-       implementing best practices among acquired companies,
-       operating on a decentralized basis,
-       maintaining a separate integration team,
-       achieving operating efficiencies,
-       aligning management and shareholder interests, and
-       attracting and retaining qualified employees.

  Canisco and the investment partnership believe that industry trends dictate a need for a single-source provider of painting, coatings and related services. This industry is highly fragmented and many of the participants provide a limited range of services and restrict their activities to a regional customer base. A nationwide single-source provider of industrial services will limit the opportunities for smaller companies that may not be able to provide service to multiple locations simultaneously. The acquisition strategy includes capitalizing on management's industry relationships to pursue acquisition targets that:
-       further develop Canisco's geographic markets,
-       expand its existing markets, and
-       expand its service offerings.

  The investment partnership's and Canisco's plans to execute the growth strategy are discussed below in the section entitled Canisco's Growth Strategy and the Investment Partnership's Plans to Assist Canisco. This should be read in conjunction with the section entitled Risks Relating to Ability to Meet Goals; Risks Relating to Further Dilution on Future Issuances of Stock; Forward-Looking Information.

  Although it is anticipated that a portion of the funds received from the investment partnership will be used by Canisco in future acquisitions, there are no pending acquisitions to which these funds have been committed.

The Preferred Stock
===================
  The preferred stock to be issued to the investment partnership:
-         is voting,
-         carries a cumulative compound dividend of 7 1/2% per annum,
-         is required to be redeemed by Canisco on the fifth
-         anniversary of the closing date, and
- is convertible into Canisco's common stock at an initial conversion price of $3.00 a share.

  After the third anniversary of the initial closing, if the price of the common stock is $6.00 a share or more for a specified period, Canisco may redeem or may force the conversion of the preferred stock. The $6.00 a share target price is subject to adjustment to account for stock splits and recapitalizations.

  If converted on the day they are issued, the shares of preferred stock to be issued in the initial closing would give the investment partnership 2,666,666 shares of common stock, or approximately 51.3% of the outstanding common stock, for a price of $3.00 per share of common stock. After the initial closing and issuance of the preferred stock, the investment partnership will have the right to elect six directors on an expanded nine member Board of Directors and will also have approximately 51.3% of the votes on all matters submitted to the stockholders, other than the election of directors and where class voting is required by law.

  The common stock will initially be entitled to elect three directors. Of Canisco's current directors, Messrs. Donald E.
Lyons, Thomas P. McShane and Ralph A. Trallo will remain as directors representing the common stockholders, while Messrs. Joe
C. Quick, Dale L. Ferguson and W. Lawrence Petcovic will resign upon completion of the initial closing. Mr. Lyons has also announced that he will resign as Chairman upon completion of the initial closing and Mr. Trallo has announced that he will resign as President and Chief Executive Officer of Canisco, but will remain employed as Vice Chairman. Mr. Olson is expected to resign from the position of Chief Financial Officer; however, the investment partnership anticipates that Mr. Olson will remain as an employee of Canisco pursuant to a written employment agreement, the terms of which have not yet been negotiated. The investment partnership has stated that after the initial closing Mr. C. Byron Snyder will be appointed Chairman of the Board of Directors and Chief Executive
Officer and together with Messrs. Teddy L. Mansfield, Roger
Gossett, ____, ____, and ____ will represent the preferred stockholders on the Board of Directors. Messrs. Mansfield, and Gossett are currently employed as the presidents of Canisco's two major operating subsidiaries. The investment partnership has also stated that Roger Gossett will be appointed President and Chief Operating Officer of Canisco and Mr. Mark Walz will be appointed Senior Vice President and Chief Financial Officer.

The Warrant
===========
  The warrant will permit the investment partnership to purchase 11% of the Fully Diluted Common Stock of Canisco, as defined in the warrant, for a nominal price, once Canisco's historical 12 month revenues exceed $200 million and earnings before interest, taxes, depreciation and amortization exceed $12 million. The warrant may only be exercised on and after the date the growth targets are first achieved and it expires, whether or not it ever becomes exercisable, on the seventh anniversary of the initial closing. At the current time 11% of the Fully Diluted Common Stock of Canisco would represent approximately 304,000 shares.

  The actual number of shares issuable upon conversion of the preferred stock and exercise of the warrant and the percentage of the shares outstanding they will represent will vary depending on a number of factors, including the price and number of shares issued prior to the date these securities are converted or exercised. If the investment partnership follows its stated plans with respect to assisting Canisco pursue its previously announced growth strategy, more shares of common stock and similar equity securities will be issued to acquire companies and to provide financing. Each future issuance will increase the number of shares the investment partnership is entitled to receive under the warrant by 11% of the number of shares issued or issuable as a result of the transaction and may also impact the number of shares the investment partnership is entitled to receive upon conversion of the preferred stock.

Conditions to Investment
========================
  Even if the stockholders of Canisco ratify the purchase agreement, the investment partnership has the discretion not to complete the investment, unless the other conditions to the initial closing under the purchase agreement are satisfied. The principal conditions are a requirement that no Material Adverse Effect, as defined in the purchase agreement, has occurred since April 16, 1999, and that all of the representations and warranties made by Canisco in the purchase agreement continue to be true and correct.

Summaries Qualified
===================
  All summaries and references to the purchase agreement in this proxy statement are qualified in their entirety by reference to the text of the actual purchase agreement which was filed with Securities and Exchange Commission on May 11, 1999 as Exhibit 10.20 to Canisco's Amended Report on Form 8-K, and which is incorporated by reference into this proxy statement. Shareholder's may access the purchase agreement by using the SEC's Edgar database or may request a copy from Canisco. A more detailed description of the preferred stock and the warrant are contained in the subsections entitled The
Preferred Stock and The Warrant below in the section entitled
Ratification of the Agreement, Approval of the Certificate of

Designation and Issuance of the Preferred Stock and the Warrant to the Investment Partnership. The summaries and references to the preferred stock and warrant in this proxy statement are qualified in their entirety by reference to the text of the form of Certificate of Designation for the preferred stock and the form of Investment Incentive Warrant which are Exhibits A and B respectively to the purchase agreement.


Cost of Solicitation
====================
  The cost of soliciting proxies will be borne by Canisco. Canisco has entered into a contract with ____________ to assist in the solicitation of proxies. Under the contract __________ will receive $__________. In addition to solicitation by mail, proxies may be solicited by directors, officers, regular employees of Canisco and employees of __________ personally or by telephone or telegram. It is contemplated that brokerage houses, nominees, and other custodians and fiduciaries will be requested to send proxy material to their principals, and Canisco will reimburse them for their charges and expenses in so doing.

Proxy Enclosed
==============
  A proxy is enclosed for use at the special meeting. When you complete and sign the enclosed proxy, date and return it, your shares will be voted in accordance with the instructions you have specified on the proxy. If you change your mind with regard to the proxy, you may revoke that proxy by written notice delivered to Canisco's Secretary at any time before it is voted.


  If you return a proxy, but do not specify a choice on the proxy, the proxy will be voted FOR ratification of the purchase agreement and FOR the change of control and issuances of securities it contemplates.

  YOUR VOTE IS VERY IMPORTANT.  THE INVESTMENT DESCRIBED IN
THIS PROXY STATEMENT WILL NOT TAKE PLACE WITHOUT STOCKHOLDER
APPROVAL.

Directors' Recommendation and Intentions Regarding the Voting of
Their Own Shares
================================================================
  Each member of Canisco's Board of Directors has announced his intention to vote the shares he personally holds for ratification of the purchase agreement and for the change of control and issuances of securities it contemplates.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE PURCHASE AGREEMENT.

                          VOTING SHARES
                          =============
  The Board of Directors has fixed the close of business on May __, 1999, as the record date for determination of the stockholders entitled to notice of, and to vote at, the special meeting of stockholders or at any adjournment or postponement of the special meeting. Stockholders of record as of that date will receive the notice of special meeting, the proxy statement and the proxy. As of May __, 1999, there were 2,526,565 shares of common stock outstanding and entitled to notice of and to vote at the special meeting. Canisco has no other class of stock outstanding. Each share of common stock is entitled to one vote on each matter properly submitted to the common stockholders for action at the special meeting.

                          VOTE REQUIRED
                          =============
  In order for the special meeting to validly reach a decision, stockholders representing a majority of the outstanding shares must either be present at the special meeting or represented at the special meeting by a proxy holder. In order for the purchase agreement to be ratified and the investment approved, the proposal must receive the affirmative vote of a majority of the shares present in person or by proxy at the special meeting and entitled to vote.

  Under applicable NASDAQ rules, a broker holding shares of record for customers is not entitled to vote on the proposal unless it has received voting instructions from its customers. Shares present at the special meeting in person or by proxy that are held of record by a broker who has not received its customers' instructions on the proposal will be considered to be present for the purposes of establishing a quorum. However, a broker who did not receive its customer's instructions on voting will not be entitled to vote on the proposal and therefore its non-vote will not affect the outcome of the stockholder vote. Abstentions by non-broker stockholders present at the special meeting in person or by proxy will have the effect of a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
==============================================================

  Canisco currently has 2,526,565 shares of common stock outstanding. In addition 124,412 shares are reserved for issuance upon the exercise of currently outstanding options held by employees and directors and 110,000 shares are reserved for the exercise of warrants held by Teddy L. and Dean Mansfield, who are both part of the management of one of Canisco's subsidiaries, and by others.

  The shares reported in the following two tables may be deemed to be beneficially owned under Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, but the inclusion of the shares in this table does not constitute an admission of beneficial ownership. The preferred stock and the underlying common stock to be beneficially owned by the investment partnership as a consequence of the purchase agreement have not been included in the table, as the shares of preferred stock will not be issued until stockholder approval is obtained at the special meeting. Sterling, C. Byron Snyder and certain members of the management of Canisco's subsidiaries may be deemed to beneficially own the shares of preferred and common stock beneficially owned by the investment partnership and the shares beneficially owned by these persons have not been included in the tables for the same reason.

  The following table shows information as of May __, 1998
(unless otherwise noted), with respect to each person with beneficial ownership of more than 5% of Canisco's outstanding common stock.

                              Shares                Percentage
Name and Address              Beneficially Owned    of
                                                    Class Owned

ROI Capital Management, Inc.
17 E. Sir Francis Drake Blvd.
Larkspur, CA 94939            215,200(1)            8.52%

Teddy L. Mansfield
3251 E. Kingsfield Road
Pensacola, FL 32514           156,000(2)            6.17%

Joe C. Quick
83 Almond Avenue
Hershey, PA 17022             147,516(3)            5.84%

Ralph A. Trallo
2363 Sanibel Blvd.
St. James City, FL 33956      139,489(4)            5.46%

       (1) ROI Capital Management, Inc. and affiliates ROI Partners, L.P., ROI & Lane, L.P., Mark T. Boyer and Mitchell
       Soboleski, report shared voting and investment power over 212,200 shares. The information shown has been derived from ROI Capital Management, Inc.'s Form 13G filed with the SEC on or about February 19, 1999.

       (2) 150,000 of these shares were part of the purchase consideration paid by Canisco for the acquisition of Mansfield Industrial Coatings, Inc. which occurred on April 22, 1998. Mr. Mansfield also received warrants to purchase 60,000 shares at a price of 2 5/8 a share as part of the acquisition consideration, none of which are currently exercisable and which have therefore not been included. Mr. Mansfield will be a limited partner in the investment partnership.

       (3) The shares shown include 84,490 shares over which Mr. Quick exerts sole voting and investment power. Mr. Quick shares voting and investment power over the remaining shares which are held by his spouse or certain relatives (excluding adult children).

       (4) The shares shown include 112,207 shares over which Mr. Trallo exerts sole voting and investment power and 27,282 shares subject to stock options in favor of Mr. Trallo. If the transactions contemplated by the purchase agreement are approved and the initial closing occurs Mr. Trallo will resign as President and Chief Executive Officer, but will become the Vice Chairman and remain as a director, and will receive stock options to purchase an additional 100,000 shares at the market price in effect on the initial closing date, subject to vesting.

  The following table gives certain information as of May __, 1999, with respect to the beneficial ownership, direct or indirect, of Canisco's common stock by each of the current directors and executive officers and by all of the current directors and executive officers as a group, as reported by them.

  Shares held by a director or officer and his spouse and certain relatives (excluding adult children) are included in the table.

                 Sole Voting   Shared
                 and           Voting and   Shares
                 Investment    Investment   subject of   Aggregate  Percentage
Name             Power         Power        Options      Total      of Class

Joe C. Quick         84,490        63,026         -0-      147,516       5.84%

Ralph A. Trallo(1)  112,207           -0-      27,282      139,489       5.46%

Michael J. Olson(2)  36,834           -0-      15,000       51,834       2.04%

Dale L. Ferguson     19,000        30,000         -0-       49,000       1.94%

Donald E. Lyons      16,350           -0-       4,385       20,735       0.82%

Thomas P. McShane    18,300           -0-         -0-       18,300       0.76%

W. Lawrence Petcovic 10,886           -0-       3,708       14,594       0.63%

All Directors and Executive
 Officers as a Group
 (7 Persons)        298,067        93,026      50,375      441,468      17.13%



(1) If the transactions contemplated by the purchase agreement are approved and the initial closing occurs Mr. Trallo will resign as President and Chief Executive Officer, but will become the Vice Chairman and remain as a director, and will receive stock options to purchase an additional 100,000 shares at the market price in effect on the initial closing date, subject to vesting.

(2) Executive officer who is not a director. If the transactions contemplated by the purchase agreement are approved and the initial closing occurs Mr. Olson is expected to resign from the position of Chief Financial Officer; however, the investment partnership anticipates that Mr. Olson will remain as an employee of Canisco pursuant to a written employment agreement, the terms of which have not yet been negotiated.

                 INVESTMENT PARTNERSHIP AND STERLING
                 ===================================
       The investment partnership, SCC Investment I, L.P., is a Texas limited partnership formed in March, 1999. The general partner of the investment partnership is SCC Investment II, LLC, a Texas limited liability company, which is an affiliate of Sterling. The investment partnership has advised Canisco that, in addition to Sterling, a limited number of other investors and certain employees and members of management of Canisco's subsidiaries will be limited partners in the investment partnership. All decisions on behalf of the investment partnership with respect to the Canisco preferred stock, the warrant (and the common stock issuable upon conversion or exercise thereof), including decisions with respect to the acquisition or disposition of Canisco securities will be made by the general partner of the investment partnership.

  Sterling is a Houston-based company that focuses on
selective investments in companies which plan to execute consolidation strategies within fragmented industries. Mr. Snyder is the President of Sterling. He was the owner and President of Relco Refrigeration Co., a distributor of refrigerator equipment, which he acquired in 1992 and which was merged in February 1998 into Hospitality Companies, Inc. Mr. Snyder is a director of Hospitality Companies, Inc., a supplier of food equipment and heating/air conditioning products to the
hospitality industry.   Prior to 1992, Mr. Snyder was the owner
and Chief Executive Officer of Southwestern Graphics International, Inc., a holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business.

  Mr. Snyder is a director of Carriage Services, Inc. (NYSE:
CSV), a publicly held company following a consolidation strategy in the death care industry and is Chairman of the Board of Directors of Integrated Electrical Services, Inc. (NYSE: IEE), a publicly held electrical contracting and maintenance services consolidator. Mr. Snyder is also Chairman of the Board of Directors of American Plumbing & Mechanical, Inc., a privately held plumbing and mechanical services consolidator.

Participation of Certain Members of Management as Limited
Partners of Investor
=========================================================
  The investment partnership has advised Canisco that, in addition to Mr. Snyder and Sterling, members of the management of Canisco's subsidiaries have agreed to purchase limited partnership interests. The management investors in the investment partnership range from Teddy Mansfield and Roger
Gossett, the Presidents of Canisco's Mansfield Industrial
Coatings and Cannon Sline, Inc. subsidiaries, to the Administrative Assistant at Cannon Sline, Inc. and include division managers and estimators.

CANISCO'S GROWTH STRATEGY AND THE INVESTMENT PARTNERSHIP'S PLANS
                       TO ASSIST CANISCO
================================================================
  Canisco believes it is the largest company in the United States specializing in painting and coating for industrial facilities. Canisco also provides related services, including surface preparation, specialty cleaning, decontamination, insulation and roofing, asbestos abatement and related maintenance services.

  Canisco's goal of being the leading national painting, coatings and related industrial services provider is dependent upon its successful execution of national operating and acquisition strategies. The investment partnership has advised Canisco as to how it intends to assist Canisco if the investment is completed. If the transaction is approved and the investment occurs, Canisco, with the investment partnership's assistance, intends to further pursue and in some respects refine its growth strategy as described in this section.

  There are risks associated with the implementation of Canisco's growth strategy. For example, if securities are issued or issuable in connection with future acquisitions or as an incentive to employees, the investment partnership will be entitled to receive additional shares of common stock under the warrant, if and when the warrant is exercised and may also be entitled to receive additional shares upon conversion of the preferred stock. Accordingly, the discussion of Canisco's growth strategy and the investment partnership's plans to assist with the strategy, set forth below, should be read in conjunction with, and is qualified in its entirety by reference to, the section entitled Risks Relating to Ability to Meet Goals; Risks Relating to Further Dilution on Future Issuances of Stock; Forward-Looking Information.

National Operating Strategy
===========================
  The key elements of Canisco's national operating strategy will be:

  Focus on the Industrial Market. Canisco believes the industrial market is attractive because of:

- the number of large companies with multiple facilities throughout the country,

- the diverse customer base including power generation, petrochemical and refining, pulp and paper, food and drug and other manufacturing,

- the opportunity to generate recurring revenue through ongoing maintenance contracts,

- the opportunity to generate incremental higher margin revenue by performing specialty services to the customer base, and

- the trends of consolidation within the customer base and outsourcing of services such as those provided by Canisco.

  National Sales and Marketing Program.  Management believes that industry trends related to the outsourcing of "non-core," but essential, functions and consolidation of vendors by industrial concerns creates significant opportunities for service providers who can operate on a national basis. Canisco has developed a national sales and marketing program to take advantage of the customer relationships that Canisco has established. This program emphasizes Canisco's ability to deliver a diverse range of services on a nationwide basis through its numerous operating locations. Canisco also believes that significant demand exists for a single-source provider of painting, coatings and related industrial services. This trend limits the opportunities for smaller companies that may not be able to provide service to multiple locations simultaneously. Canisco currently provides services to national customers under contracts that are structured to create a "strategic alliance"
between the customer and the service provider.   Canisco's goal
of developing alliances is to foster long-term relationships with multi-location industrial customers that recognize the value of Canisco's strategic maintenance program. This program will primarily target large, multi-location, industrial companies.

  Implementing Best Practices. Canisco plans to establish a President's Council comprised of key operating personnel from existing companies and future acquisitions for sharing best practices and technical competencies that can be successfully implemented throughout the organization. For example, Canisco has developed proprietary benchmarking and survey techniques as part of its strategic maintenance program, which when implemented will increase the effectiveness of facility maintenance and reduce the customer's overall costs of maintenance on a system-wide basis. The council will regularly meet to discuss business trends and opportunities, marketing strategies and techniques, operational and financial benchmarks and measures and share other business improvement practices.

  Operate on a Decentralized Basis. To retain the entrepreneurial spirit of acquired companies, Canisco plans to manage acquisitions on a decentralized basis, with local management retaining responsibility of day-to-day operations, profitability and internal growth of the business. Canisco will maintain strong overall strategic and financial controls, but use its decentralized operating structure to capitalize on the considerable knowledge and customer relations possessed by local management. Canisco's corporate management will have responsibility for business strategy, acquisitions, centralized vendor relationships to take advantage of volume discounts, banking arrangements, insurance, shareholder relations and employee benefit plans and also provide support to local management in marketing, quality control, safety and risk management and other training.

  Maintain Separate Integration Team. Canisco plans to establish an integration team consisting of operational and financial personnel from the corporate and operating company levels. The integration team will participate in Canisco's due diligence process in order to identify realizable operating efficiencies and make integration efforts for acquisitions as seamless as possible from an operational standpoint. The integration team will assist personnel of acquired companies in the rapid adoption of Canisco's corporate standards and in the implementation of policies and procedures designed to safeguard cash and other assets as well as the establishment of standardized financial and operational reporting guidelines and controls.

  Achieve Operating Efficiencies. Canisco believes that as it implements its growth strategy, there will be opportunities to achieve operating efficiencies as a result of combining certain overlapping operational facilities and functions and centralizing certain administrative functions. Canisco plans to take advantage of its purchasing power to gain volume discounts for items such as materials, equipment purchases and rentals, workers' compensation and other insurance and employee benefits.

  Provide Strong Incentives to Management. Canisco believes it should continue to seek to acquire successful companies with managers who are prepared to remain as employees of Canisco and continue to operate their respective businesses on a local level. Canisco believes these managers can be motivated and their interests aligned with those of Canisco's shareholders by utilizing common stock as a significant portion of the purchase consideration with additional stock options being provided to key personnel.

  Attract and Retain Qualified Employees. Canisco believes it can continue to attract and retain qualified employees because it offers:

-     enhanced career choices as a multi-subsidiary company,

- the opportunity to realize more stable income through a public company, and

- competitive employee benefits and opportunities to participate in stock-based compensation programs.

  Canisco believes its continuous improvement training program and its commitment to workplace safety provide a competitive advantage in attracting and retaining a qualified labor force; however, each acquired company will be responsible for its own labor relations policies which will vary from company to company.

Acquisition Strategy
====================
  Canisco estimates that more than 1,000 companies provide painting and coatings services to the domestic industrial markets, with numerous additional companies providing related industrial services. Most of these companies are smaller than Canisco and are owner-operated businesses that service a limited geographic area. To date, consolidation within the painting and coatings services industry has been limited. Canisco executives have substantial experience in the industry, are active in industry trade associations and are personally acquainted with the owners of numerous acquisition targets.

  Canisco believes it will be regarded by acquisition candidates as an attractive acquirer because of:

- Canisco's strategy for creating a national, single-source provider of industrial services that emphasizes the development of long-term strategic alliances and customer relationships at the local, regional and national levels,

-     Canisco's decentralized operating philosophy,

- Canisco's successful acquisition and integration of Mansfield Industrial Coatings,

- the potential for increased profitability of the acquired company due to purchasing economies, the adoption of "best practices" and centralization of various administrative functions, and

- the opportunity for owners of the acquired companies to participate in Canisco's planned growth while realizing liquidity benefits.

  Canisco believes it should seek to acquire companies with an entrepreneurial attitude and whose management is committed to Canisco's business strategy. Companies sharing this strategy should be further evaluated based upon additional criteria, including:

- the quality of its management and supervisory personnel and their willingness to share and learn best practices,

-     the historical revenues, profitability and growth,

-     the geographic area served,

-     the candidate's reputation,

-     the composition of the customer base, and

-     the types of services provided.

  As consideration for future acquisitions, the intent is to use various combinations of Canisco's common stock and other equity securities, cash and notes.

  The key elements of Canisco's planned acquisition strategy are:

  Further Develop Geographic Markets. Further development of geographic markets by acquiring one or more leading local or regional companies that provide industrial painting, coatings and related services. High priority targets will have the scale, customer base, expertise and management necessary to be a platform into which Canisco can consolidate other acquisitions in the geographic area. Special emphasis will be placed on targeting geographic locations that have been identified for penetration in Canisco's national sales and marketing plan. Additionally, Canisco will seek to acquire operations that will minimize the effect of seasonality in the colder regions serviced by Canisco.

  Expand within Existing Markets. Development of Canisco's network, in each of the markets it serves, by seeking to acquire well-established painting, coatings and related services businesses operating within that market. This will enable Canisco to increase revenue by gaining access to an additional customer base and leverage its overhead and improve labor and equipment utilization. By acquiring smaller companies and combining them with existing operations, Canisco will be able to improve its overall cost structure.

  Expand Service Offerings. Expansion of Canisco's existing service lines by acquiring companies that provide specialty services that can be marketed to the existing and future customer base. The specialty services acquired can provide higher margins and growth rates and grow into substantial business units for Canisco. Canisco currently performs selected specialty services such as insulation, roofing, tagging and identification and scaffolding. These services are offered to customers on a "packaged" service arrangement that can be delivered cost efficiently while providing more flexibility to the customer. Canisco intends to further develop its service offerings in order to fully capitalize on its customer relationships and meet the expanding requirements and expectations of its current and future customers.

          RISKS RELATING TO ABILITY TO MEET GOALS;
RISKS RELATING TO FURTHER DILUTION ON FUTURE ISSUANCES OF STOCK;
                  FORWARD-LOOKING INFORMATION
================================================================
  The markets currently serviced by Canisco, as well as some of the service and geographic markets into which it will attempt to expand are highly competitive. Competition is based on price, quality and range of services provided and the ability to meet the schedules of customers and to recruit qualified personnel to perform the work. Canisco may also face competition in attracting acquisition candidates. If future acquisitions are completed and are paid for with common stock or other equity securities, they will dilute the percentage of the equity held by the current stockholders. It is possible that Canisco will be unable to achieve its internal growth and acquisition goals.

  Canisco has also incurred legal, accounting and administrative expenses in its search for new investors and in negotiating the purchase agreement and has committed to reimburse the investment partnership up to $90,000 for expenses it has incurred. If the investment occurs, Canisco has committed to pay the investment partnership an annual administrative fee of $100,000. Canisco has been advised by the investment partnership that, while Mr. Snyder will not receive a salary as Chief
Executive Officer, overall salary expense for executive officers can be expected to increase. Accordingly, sales and administrative expense can be expected to increase over historical levels.

  If the growth targets set forth in the warrant are met and any additional equity securities have been issued or are issuable at such time, whether in connection with future acquisitions, as part of the purchase price, or in connection with equity incentives issued to present or future employees or to provide future financing, the investment partnership will be entitled to receive under the warrant additional shares of common stock equal to 11% of the number of shares that are then issued or issuable. Furthermore, the investment partnership may also be entitled to receive additional shares upon conversion of the preferred stock as a consequence of the issuance of additional securities at an effective price below the conversion price, if their issuance has been approved by a majority of the Common Stock Directors, as defined in the Certificate of Designation.

  This proxy statement contains forward-looking statements, including those statements that refer to the Canisco's, management's or the investment partnership's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements involve known and unknown risks, uncertainties or other factors that could cause the actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Canisco's, management's and the investment partnership's expectations regarding revenue growth, margins and profits assume, among other things, completion of the investment transaction, availability of suitable acquisitions, its ability to expand the range of its services and the geographic areas served, general economic conditions, continued demand for its services, the availability of raw materials, retention of its key management personnel and the availability of qualified operating personnel.

 RATIFICATION OF THE AGREEMENT, APPROVAL OF THE CERTIFICATE OF DESIGNATION AND ISSUANCE OF THE PREFERRED STOCK AND THE WARRANT
                 TO THE INVESTMENT PARTNERSHIP
================================================================
Purchase Agreement
==================
  Canisco entered into the purchase agreement with the investment partnership and Sterling on April 16, 1999. Under the purchase agreement, at the initial closing, which is expected to take place shortly after the meeting, if the stockholders ratify the purchase agreement and approve the issuance of the preferred stock, the investment partnership will invest $8,000,000 in consideration for the issuance of 80,000 shares of preferred stock and the warrant.

  The investment partnership has also committed to invest up to $2,000,000 to purchase 20,000 additional shares of preferred stock at a price of $100.00 per share at such times as Canisco may elect during the 12 month period following the initial closing. Each subsequent investment may not be less than $500,000 or the remaining balance of the commitment. The maximum aggregate investment, assuming Canisco exercises its option in full, will be $10,000,000.

  The investment will be made only when and if the transaction is approved by Canisco's stockholders and the other conditions in the purchase agreement are satisfied. The principal conditions are a requirement that no Material Adverse Effect, as defined in the purchase agreement, has occurred since April 16, 1999, and that all representations and warranties made by Canisco in the purchase agreement continue to be true and correct. If all of the conditions set forth in the purchase agreement are not satisfied, the investment partnership has the discretion not to complete the investment, even if stockholder approval of the purchase agreement is obtained.

  Decisions with respect to the purchase agreement following the initial closing are to be taken by the Common Stock Directors who are defined as the three directors elected by and representing the common stockholders under the Certificate of Designation for the preferred stock. The Common Stock Directors will act as a committee of Canisco's Board of Directors. The purchase agreement requires the Common Stock Directors to grant the directors representing the preferred stock an opportunity to be heard prior to making any election on behalf of Canisco to require the investment partnership to invest any of the additional $2,000,000 under the purchase agreement.

  The purchase agreement provides that the investment partnership and its designated assignees have the right to have the shares issuable upon conversion of the preferred stock and exercise of the warrant registered under U.S. and applicable state securities laws at Canisco's expense. The investment partnership has a one time right to require Canisco to file a registration statement and may also require Canisco to include the shares in any other registration statement it files.

  If the purchase agreement is terminated because of a material breach by Canisco of this Agreement, or because Canisco has received a superior proposal, then Canisco is required to pay the investment partnership a termination fee of $300,000.
Canisco has also agreed to reimburse the investment partnership up to $90,000 for its expenses, whether or not the transaction is approved and the investment takes place.

  At the initial closing, Canisco will enter into an administration fee agreement with the investment partnership. It requires Canisco to pay the investment partnership an annual fee of $100,000. The fee is to be payable quarterly until the preferred stock is converted or redeemed.

  The investment partnership is a newly formed Texas limited partnership the general partner of which is controlled by Sterling. C. Byron Snyder, Sterling and two members of Canisco's management team, Teddy Mansfield and Roger Gossett, have entered into a letter agreement irrevocably agreeing that they or others will purchase sufficient limited partnership interests in the investment partnership to provide the investment partnership with $8 million at the initial closing and up to a further $2 million to fund any subsequent closings that occur. Canisco is an express third party beneficiary of this letter agreement.

The Preferred Stock
===================
  Under the Certificate of Designation creating the preferred stock, on each matter properly submitted to the common stockholders, other than the election of directors, each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred share is convertible. The 80,000 shares of preferred stock, to be purchased by the investment partnership at the initial closing would represent 2,666,666 shares of common stock, upon conversion at the initial conversion price, or approximately 51.3% of the voting power. If Canisco exercises its option in full with respect to the additional investment, the investment partnership would own, upon conversion at the initial conversion price, 3,333,333 shares of common stock representing approximately 56.9% of the voting power.

  Under the Certificate of Designation, Canisco will need the consent of the holders of a majority of the preferred stock to:

- authorize, create or issue any class or series of capital stock that is senior to, or on a parity with, the preferred stock as to voting rights, dividend distributions or distributions upon liquidation, winding up and dissolution of Canisco;

- authorize, create or issue any class or series of securities junior to the preferred stock with a cumulative dividend that would be payable in cash at a time when the dividend on the preferred stock is payable in shares of preferred stock;

- amend, alter or repeal, in a manner adverse to the holders of preferred stock, any provision of the Certificate of Incorporation of Canisco setting forth the relative rights, preferences, qualifications, limitations or restrictions of the preferred stock;

- issue any common stock or equivalent securities if the amount to be issued exceeds 20% of the common stock outstanding on the date the securities are issued;

- incur indebtedness for money borrowed in excess of 20% of the indebtedness outstanding on the date the debt is incurred, with the undrawn portion of any existing credit facility being considered outstanding debt for the purpose of this calculation;

-     sell all or substantially all of the assets of Canisco;


-     voluntarily liquidate Canisco; or

- take any other action on which the holders of preferred stock are entitled by law to vote separately as a class.

  The holders of a majority, unless a higher percentage is required by applicable law, of all outstanding shares of preferred stock voting separately as a class may waive any or all of the rights and privileges of preferred stock, including the right to receive any dividend or liquidation preference otherwise due.

  At the initial closing Canisco's Board of Directors will be expanded from six to nine members and the holders of preferred stock will have the right to elect six directors as "Preferred Stock Directors." Three directors will be designated as Common Stock Directors. Certain of Canisco's existing directors have agreed to resign as of the initial closing and the remaining directors, Messrs. Lyons, McShane and Trallo, will be the initial Common Stock Directors. The number of Preferred Stock Directors will be subject to reduction based on the number of shares of preferred stock outstanding. The following table sets forth the number of Preferred Stock Directors the preferred stockholders are entitled to elect based on the number of shares of preferred stock outstanding.


Number of Shares of Preferred Stock Outstanding       Number of Directors
===============================================       ===================
  60,000 shares or more                               6 directors
  50,000 to 59,999 shares                             5 directors
  40,000 to 49,999 shares                             4 directors
  30,000 to 39,999 shares                             3 directors
  20,000 to 29,999 shares                             2 directors
  10,000 to 19,999 shares                             1 director
  Less than 10,000 shares                             no directors


In the event the number of Preferred Stock Directors are reduced below six directors or the size of the Board of Directors is increased above nine members, directors who are not classified as Common Stock Directors or Preferred Stock Directors will be elected by the holders of common stock and will be classified as "Other Directors."

  At any meeting called for the purpose of electing directors, in order for a quorum to exist the presence, in person or by proxy of:

- the holders of record of a majority of the shares of preferred stock then outstanding is required in the case of the election of the Preferred Stock Directors;
      and

- the holders of record of a majority of the shares of common stock then outstanding is required in the case of the election of the Common Stock Directors and Other
      Directors

  The nominations for Common Stock Directors presented by the Board of Directors to the stockholders at any meeting following the issuance of the preferred stock will be determined by the Common Stock Directors and the nominations for Preferred Stock Directors will be determined by the Preferred Stock Directors. The nominations for Other Directors will be determined by a majority of the entire Board of Directors.

  A vacancy among the Preferred Stock Directors may be filled only by the remaining Preferred Stock Directors or by vote of the preferred stockholders. A vacancy among the Common Stock Directors may only be filled by the remaining Common Stock Directors or by vote of the common stockholders. A vacancy among the Other Directors, whether created by an increase in the number of directors on the Board of Directors or by a reduction in the number of Preferred Stock Directors, may be filled by the whole Board of Directors or by vote of the common stockholders. A Common Stock Director may be removed from office only by the common stockholders and a Preferred Stock Director only by the preferred stockholders. Each Common Stock Director, each Preferred Stock Director and each Other Director will be entitled to one vote on all matters on which the entire Board of Directors are entitled to vote.

  During the first two years after the initial closing, each share of preferred stock is entitled to a cumulative compound annual dividend of $7.50 per share of preferred stock payable quarterly when, as and if declared by the Board of Directors. Dividends that are accrued but not paid as of the end of any annual dividend period will accrue additional dividends of 7 1/2% per annum compounded annually until paid. Dividends may be paid in additional shares of preferred stock at the election of the Common Stock Directors but the holders of the preferred stock will have the right to require Canisco to pay up to 40% of any dividend in cash.

  Beginning in the third year after the initial closing, the annual dividend will accrue and be payable only if the Common Stock Market Price, as defined in the Certificate of Designation, in the year in question reaches or exceeds a specified target price for a period of forty consecutive trading days. The target prices are $4.00 for the third, $5.00 for the fourth and $6.00 for the fifth year after the initial closing. Additional dividends with respect to dividends that are already accrued but still unpaid will continue to accrue in any year, whether or not the target stock prices for that year are achieved.

  The preferred stock is convertible into Canisco's common stock at an initial conversion price of $3.00 per common share. If further shares of common stock are issued or deemed to have been issued at a price of less than $3.00 per common share and the issuance is approved by a majority of the Common Stock Directors, the conversion price will be adjusted proportionately downwards. The conversion price will be adjusted downwards for each subsequent approved issue at less than the then current conversion price. Subsequent approved issuances above the then conversion price would result in an upward adjustment of the conversion price. No adjustment of the conversion price will result in a conversion price above $3.00, as adjusted, but any deferred adjustment may be carried forward to offset any future downward adjustment. The conversion price will also be adjusted in the event of a stock split or recapitalization. Each adjustment of the conversion price will change the number of votes the preferred stock has on matters submitted to the common stockholders.

  The Common Stock Directors may require the holders to convert the preferred stock at any time after the third anniversary of the initial closing, if the Common Stock Market Price, as defined in the Certificate of Designation, is more than $6.00 a share for a period of forty consecutive trading days during the preceding 12 months and on the date Canisco exercises the option. This price is subject to adjustment in the event of a stock split or recapitalization.

  The preferred stock must be redeemed by Canisco, for the Liquidation Preference of $100.00 per share, plus any accrued but unpaid dividends, on the fifth anniversary of the initial closing. The Common Stock Directors may elect to redeem the preferred stock for the Liquidation Preference, plus any accrued but unpaid dividends, at any time after the third anniversary of the initial closing if the Common Stock Market Price, as defined in the Certificate of Designation, is more than $6.00 a share for a period of forty consecutive trading days during the preceding 12 months. This price is subject to adjustment in the event of a stock split or recapitalization.

  The preferred stock may not be assigned or transferred by the investment partnership without the consent of the Common
Stock Directors.  This restriction does not apply to:

- the assignment or transfer of common stock issued upon conversion of the preferred stock, or

- the distribution of the proceeds of cash dividends on the preferred stock or from any redemption of the preferred stock.

Nothing in the Certificate of Designation would prevent the transfer of limited partnership interests in the investment partnership.

  In the purchase agreement, the investment partnership and Sterling have agreed that:

- the investment partnership will own all of the preferred stock,

- the general partner of the investment partnership will have sole decision making authority with respect to the preferred stock, and

- the general partner of the investment partnership will at all times be an entity wholly owned by Sterling, either directly or indirectly.

These restrictions will apply until all outstanding shares of preferred stock have been converted or redeemed and the warrant has been exercised.

The Warrant
===========
  The warrant will become exercisable as of the month ending date of the internal financial statements of Canisco that first evidence, for the 12 month period then ending, revenues exceeding $200 million and earnings before charges for interest, taxes, depreciation and amortization exceeding $12 million.

  The warrant may be exercised for the number of shares that represent 11% of the "Fully Diluted Common Stock" of Canisco on the date the warrant first becomes exercisable. The exercise price of the warrant per share of common stock is the par value of the common stock, currently $0.0025 per share.

  "Fully Diluted Common Stock" as used in the warrant means the aggregate number of shares of common stock of any class of Canisco outstanding at the time the warrant first becomes exercisable, assuming and after giving effect to the full exercise or conversion of all options, warrants, rights and securities exercisable or convertible into common stock on that date, but excluding all shares of common stock issued or issuable:

- in connection with the Consulting Employee Agreement with Ralph A. Trallo,

-     upon the exercise of the warrant, and

-     upon conversion of the preferred stock.

  If, after the date the warrant first becomes exercisable and prior to the date it is exercised, Canisco:

- pays a dividend in or makes a distribution of shares of common stock to the common stockholders,

-      subdivides its outstanding shares of common stock,

- combines its outstanding shares of common stock into a smaller number of shares of common stock, or

- issues, by reclassification or reorganization, other securities of Canisco or property to all holders of common stock, an adjustment will be made in the number of shares issuable under the warrant so that the holder is entitled to receive the number and kind of shares of common stock or other securities of Canisco as the holder would have owned or have been entitled to receive if the shares issuable upon exercise had been issued to him immediately prior to the event in question or the appropriate record date for that event, whichever occurred first, and his shares had participated in such event.

  The warrant expires, whether or not it ever becomes exercisable, on the seventh anniversary of the date of the initial closing. The warrant may not be assigned or transferred without the consent of Canisco. Nothing in the warrant would prevent the transfer of limited partnership interests in the investment partnership, although, as previously noted, there are restrictions in the purchase agreement on ownership of the limited partnership interests. All decisions of Canisco with respect to the warrant are to be made by the Common Stock Directors.

Reasons For Seeking Stockholder Approval
========================================
  An issuance of securities that will result in a change of control of the issuer must be submitted to stockholders for their approval under NASDAQ rules. The Board also made a commitment at the time the preferred stock was approved to submit issuances of preferred stock that upon conversion represented more than twenty percent of the common stock on a fully diluted basis to the stockholders for approval.

  If the investment occurs it will result in the investment partnership having the right to elect a six of nine directors on Canisco's Board of Directors and having a majority of the votes with respect to all other matters submitted to the stockholders. It will thus result in a change of control. It will also result in the investment partnership holding preferred stock, which, if converted on the date of issuance, would represent more than 51% of the common stock outstanding and the warrant which will allow the investment partnership to purchase an additional 11% of the "Fully Diluted Stock" outstanding for a nominal amount. However, it will also result in a significant increase in Canisco's capital resources and will provide financing for working capital and for Canisco's previously announced growth strategy. Although, it is anticipated that a portion of the funds received from the investment partnership will be used in future acquisitions, there are no pending acquisitions to which these funds have been committed.

Directors' Recommendation and Intentions Regarding the Voting of
Their Own Shares
================================================================
  Each member of Canisco's current Board of Directors has announced his intention to vote the shares he personally holds for ratification of the purchase agreement and the proposed investment.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE PURCHASE AGREEMENT.

  YOUR VOTE IS VERY IMPORTANT.  THE INVESTMENT DESCRIBED ABOVE
WILL NOT TAKE PLACE WITHOUT STOCKHOLDER APPROVAL

       INFORMATION ABOUT CURRENT DIRECTORS AND OFFICERS
       ================================================
Resignations of Messrs. Joe C. Quick, Dale L. Ferguson and W. Lawrence Petcovic as Directors on the Occurrence of the Initial Closing
===============================================================
  If the purchase agreement is ratified by Canisco's stockholders and the initial closing occurs, Messrs. Joe C. Quick, Dale L. Ferguson and W. Lawrence Petcovic have announced their intention to resign as directors of Canisco. Messrs. Donald E. Lyons, Thomas P. McShane and Ralph A. Trallo will continue to serve as Common Stock Directors following the initial closing until the next annual meeting and they or their respective successors are elected and qualified.

Committees and Meetings of the Board of Directors
=================================================
  The Board of Directors meets on a regularly scheduled basis and, during the fiscal year ended March 31, 1999, met on eleven occasions. During fiscal year 1999, each Director was present for all of the meetings of the Board of Directors. Outside directors of Canisco were paid an annual retainer of $7,500. All non-employee directors except the Chairman of the Board, were paid $800 for each meeting attended and the Chairman was paid $1,200 for each meeting, employee directors receive no compensation for meetings.

  The Audit and Compensation committees were active in fiscal year 1999. Each committee member was present for all the meetings of the Board Committees on which such Director served. Outside Board members appointed to serve on the Compensation and Audit Committees were paid an annual retainer of $1,500. In addition, outside Board members serving on Committees, except the Committee Chairman, were paid $750 for each Committee meeting and the Committee Chairman was paid $1,000.

  The Audit Committee was created by the Board of Directors in October 1986. The function of the Audit Committee is to recommend an accounting firm to conduct an annual audit and to review the scope and results of the annual audit. The Audit Committee also reviews the adequacy of internal controls, policies and procedures, and reports its findings to the Board of Directors. The Audit Committee met once during fiscal year 1999.

  The Compensation Committee was created by the Board of Directors in February 1989. The function of the Compensation Committee is to administer Canisco's 1998 Stock Option/Incentive Plan and 1990 Stock Option Plan and the Director's Stock Option Program. The Compensation Committee met twice during fiscal year 1999.

  The Board of Directors does not have a nominating committee or any other committee performing similar functions.

Directors Stock Option Program
==============================
  The Directors' Stock Option Program, was approved by stockholder vote at the annual meeting in February 1992.
The program provided a mechanism for compensating directors for their services by means other than cash payment, promoted Director stock ownership and increases the incentive for those responsible for the long-range success of Canisco. Pursuant to the Program, each Director could elect to take non-qualified stock options for Canisco's stock issued under the 1990 Stock Option Plan in lieu of all or a portion of the normal cash retainer and/or fee for
Board or Committee meetings attended.   Directors who
selected options pursuant to the Program made a standing election to do so (or to rescind such election) at least six
(6) months in advance of the meeting for which the election (or rescission) was to be effective. For the purpose of this election, options were valued at 17% of the market price of the stock on grant date (i.e., date set for payment of retainer or meeting fees as the case may be) and applied against the fees to be earned.

  Canisco's 1990 Stock Option Program expired in December 1994, thus fees and retainers for Board and Committee
participation are now being paid to directors in cash.   As
of May __, 1999, Messrs. Petcovic, Lyons and Trallo had acquired options for 3,708; 4,385; and 2,282 shares, respectively, pursuant to the program with an exercise price of $4.13 per share. These options will expire in October 1999.

Participation of Current Directors in Retirement Programs
=========================================================
  Dale Ferguson and Joe C. Quick received $50,000 and
$65,000, respectively, in fiscal year 1999 pursuant to Canisco's Founders Retirement Plan.

Information Regarding Current Executive Officers
================================================
  The following table identifies Canisco's current executive officers, sets forth their ages, principal occupation or employment of each during the past five years, positions and offices held with Canisco and the terms served as such.


Name                 Age            Principal Occupation or Employment

Ralph A. Trallo      54             President and CEO of Cannon Sline of
                                    Philadelphia, PA; from 1987 to May 31,
                                    1998.  Named Senior Vice President of
                                    Canisco in April 1994.  Named President
                                    and Chief Operating Officer of Canisco
                                    in December 1994 and Chief Executive
                                    Officer in October 1995.  Mr. Trallo
                                    has an employment contract with
                                    Canisco.  Director of Canisco since
                                    1993.



Michael J. Olson     44             Vice President, Secretary/Treasurer and
                                    Chief Financial Officer of Cannon
                                    Sline, Inc. since 1986.  Named Acting
                                    Chief Financial Officer of Nuclear
                                    Support Services, Inc. in January,
                                    1995.  Named Chief Financial Officer,
                                    Vice President and Secretary/Treasurer
                                    of Canisco in April, 1995.  Mr. Olson
                                    has an employment contract with
                                    Canisco.



Compensation of Current Executive Officers
==========================================
  The following table sets forth information concerning all compensation paid or accrued by Canisco and its subsidiaries in respect to the three fiscal years for 1997, 1998 and 1999 to or for each of the executive officers of Canisco:

Summary Compensation Table
==========================

                                       Fiscal Year            Long-Term
                                       Compensation           Compensation
                                                              Awards

Name and Principal     Year  Salary  Bonus    Other           Securities
Position                      ($)     ($)     compensation    Underlying
                                                 ($) (1)      Option/SARs
                                                                 (#)

RALPH A. TRALLO       1999  185,000  115,000   134,794(2)         -0-
President, Chief      1998  185,000  115,000    47,590(3)         -0-
Executive Officer     1997  185,000  115,000     7,210         50,000(4)
and Director; also
President and CEO of
Cannon Sline

MICHAEL J. OLSON      1999  105,000    85,000    37,819(2)         -0-
Vice President,       1998  105,000    85,000    37,820(3)         -0-
Secretary/Treasurer   1997  105,000    44,100     5,469         30,000(4)
and
Chief Financial
Oficer




(1) Included in Other Compensation are automobile allowances and excess life insurance benefits provided by Canisco and the value of discretionary bonuses paid in stock.
(2) At the request of the Compensation Committee, Mr. Trallo and Mr. Olson agreed to terminate the 1985 Long Term Compensation Plan between themselves and Oliver B. Cannon & Son, Inc. (the former name of Canisco's Cannon Sline, Inc. subsidiary). Mr. Trallo and Mr. Olson each took stock in lieu of the cash due on termination of the plan, issued at fair market value.
(3) Mr. Trallo and Mr. Olson were awarded discretionary bonuses in 1998. Their bonuses were in the form of Company stock issued at fair market value.
(4) A Stock Appreciation Program for Key Executives was established in fiscal year 1995. Mr. Trallo and Mr. Olson were awarded SAR's under this Program in 1995 and 1996.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
Year End Option/SAR Values
==========================


                                              Number of
                                              securities       Value of
                                              underlying       unexercised in-
                                  Value       unexercised      the-money
                 Shares acquired  realized    options/SARs     options/SARs
Name             on exercise (#)  ($)         at FY end (#)    at FY end ($)
                                              exercisable/     exercisable/
                                              unexercisable(1) unexercisable

RALPH A. TRALLO              -0-       -0-           97,282(2)    $1,200/-0-

MICHAEL J. OLSON             -0-       -0-           65,000(3)    $1,200/-0-



(1)    Options include those granted under Canisco's Stock Option
       Programs, the Directors Stock Option Program, and Canisco's Stock Appreciation Plan.

(2) Mr. Trallo's options include 27,282 shares under Canisco's Stock Option Programs and the Director's Stock Option Program and 70,000 shares under Canisco's Stock Appreciation Plan.

(3) Mr. Olson's options include 15,000 shares under Canisco's Stock Option Programs and 50,000 shares under Canisco's Stock
       Appreciation Plan.

Resignation of Mr. Trallo as President and Chief Executive
Officer
==========================================================
    Mr. Trallo has announced his intention to resign as President and Chief Executive Officer of Canisco, but not as a director, effective as of the date of the initial closing. On April 14, 1999, Mr. Trallo entered into a Consulting Employee Agreement which will replace Mr. Trallo's existing employment arrangements as of the initial closing. Mr. Trallo's existing employment arrangements guarantee payment of an amount equal to three times his highest recent annual cash compensation and certain benefits in the event his employment is terminated without cause after a change of control.

  Under the Consulting Employee Agreement, Mr. Trallo will continue to be employed as Vice Chairman for a period of 60 months following the initial closing at an annual salary of $240,000. In his role of Vice Chairman, Mr. Trallo will be expected to assist the Chairman, Mr. Snyder, with potential acquisitions and to advise on operational issues. Mr. Trallo will be required to devote at least 80% of his time to Canisco's affairs for the first year of the agreement. Thereafter Mr. Trallo's time commitment to Canisco will be reduced at a rate of 10% of a full time commitment per year. In addition to his salary, Mr. Trallo will also receive options to purchase 100,000 shares of common stock at the market price on the initial closing date as well as medical and disability and other fringe benefits. Options to purchase 20,000 shares will be exercisable once the initial closing takes place. The remaining options will become exercisable at a rate of 20,000 shares per year on the first four anniversaries of the initial closing date. Mr. Trallo's options are to be issued pursuant to Canisco's 1998 Stock Option/Incentive Plan.

    The Consulting Employee Agreement was reviewed and recommended by the Compensation Committee and approved by the Board of Directors. It has also been acknowledged by Mr. Snyder, Sterling and the investment partnership.

    In connection with the initial closing, it is expected that Mr. Olson will resign from the position of Chief Financial Officer; however, the investment partnership anticipates that Mr. Olson will remain as an employee of Canisco pursuant to a written employment agreement, the terms of which have not yet been negotiated.

 INFORMATION ABOUT PREFERRED STOCK DIRECTORS AND OFFICERS TO BE
              APPOINTED AFTER THE INITIAL CLOSING
              ===================================

  The investment partnership has advised Canisco that it presently intends to appoint the following persons as Preferred
Stock Directors upon completion of the initial closing:

C. Byron Snyder. . . . . . . . .50        Chairman of the Board of
                                          Directors


Roger Gossett. . . . . . . . . .43        Preferred Stock Director


Teddy L. Mansfield . . . . . . .37        Preferred Stock Director


_______________. . . . . . . . .?         Preferred Stock Director


_______________. . . . . . . . . ?        Preferred Stock Director


_______________. . . . . . . . . ?        Preferred Stock Director



  In addition the following persons will serve as executive officers of Canisco upon the completion of the initial closing:



C. Byron Snyder. . . . . . . . . .50       Chief Executive Officer


Roger Gossett. . . . . . . . .  . 43       President and Chief Operating
                                           Officer


Mark F. Walz . . . . . . . . . . . 41      Senior Vice President, Chief
                                           Financial Officer


Teddy L. Mansfield .  . . . . . . . 37      President of Mansfield
                                            Industrial Coatings


  The investment partnership has provided Canisco with the following information regarding the persons it intends to appoint as Preferred Stock Directors and executive officers upon completion of the initial closing:

  C. Byron Snyder is the president of Sterling City Capital,
LLC. Sterling is a party to the purchase agreement and will control the investment partnership through the general partner, SCC Investment II, LLC. Mr. Snyder was previously the owner and President of Relco Refrigeration Co., a distributor of refrigerator equipment, which he acquired in 1992 and which was merged in February 1998 into Hospitality Companies, Inc., a supplier of food equipment and heating/air conditioning products to the hospitality industry of which Mr. Snyder is now a director. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Mr. Snyder is a director of Carriage Services, Inc. (NYSE: CSV), a publicly held company following a consolidation strategy in the death care industry and is Chairman of the Board of Directors of Integrated Electrical Services, Inc. (NYSE: IEE), a publicly held electrical contracting and maintenance services consolidator. Mr. Snyder is also Chairman of the Board of Directors of American Plumbing & Mechanical, Inc., a privately held plumbing and mechanical services consolidator.

  Upon the occurrence of the initial closing Mr. Snyder will be appointed a Preferred Stock Director and Chairman of the Board of Directors. In addition, Mr. Snyder will be appointed Chief Executive Officer of Canisco for which position he will not
receive a salary.   Mr. Snyder may receive additional incentive
compensation, in the form of stock or options to purchase common stock of Canisco both under existing benefit plans and under plans that may be developed in the future as part of Canisco's growth strategy. However, there are no plans currently in effect with respect to these matters. Sterling has also committed to be a limited partner in the investment partnership.

  Roger Gossett has served as President and Chief Executive
Officer of Cannon Sline, Inc. since June 1, 1998. Mr. Gossett was primarily responsible for initiating Canisco's strategic growth strategy. From January 1995 to June 1998, Mr. Gossett served the Cannon Sline subsidiary as Executive Vice President and Chief Operating Officer. Mr. Gossett graduated with a B.S.E.
from the University of Central Arkansas in 1978. Pursuant to existing contractual arrangements, Roger Gossett is paid an annual salary of $175,000 and a cash bonus of approximately
$120,000. Mr. Gossett currently holds 42,000 shares of Canisco common stock, 30,000 stock appreciation rights and options to purchase 30,000 shares of common stock, 30,000 of which are presently exercisable.

  Upon the occurrence of the initial closing Mr. Gossett will be appointed a Preferred Stock Director. In addition, Mr. Gossett will be appointed President and Chief Operating Officer of Canisco and will be paid $225,000 annually for his service, pursuant to a written employment agreement to be entered into at the initial closing. Pursuant to his employment agreement, Mr. Gossett will be entitled to receive a cash bonus equal to a minimum of $125,000 and may be entitled, in the event certain growth targets are reached, to receive a maximum of $225,000.
Mr. Gossett is also entitled to receive options to purchase a minimum of 50,000 shares of common stock per year at a price equal to the average of the market price of the common stock for the twenty trading days prior to March 31. Mr. Gossett may be entitled to additional options, not to exceed options to purchase 200,000 shares of common stock, in the event the price of common stock increases. All options vest at a rate of 20% each year. Mr. Gossett will also be entitled to participate in Canisco medical and disability benefit plans and may receive other fringe benefits. It is currently anticipated that Mr. Gossett may receive additional incentive compensation in the future, in the form of cash, stock, options or appreciation rights, both under existing benefit plans and under plans that may be developed in the future as part of Canisco's growth strategy. However, there are no plans currently in effect with respect to these matters. Mr. Gossett has also committed to be a limited partner in the investment partnership.

  Teddy L. Mansfield has served as President and Chief
Executive Officer of Mansfield Industrial Coatings, Inc. since
1996.   Mansfield Industrial Coatings, Inc. is the thirteenth
largest industrial services company in the United States and Mr. Mansfield was its majority owner until it was acquired by Canisco in 1998. Mr. Mansfield attended Louisiana State University in Baton Rouge, Louisiana, with a major in Construction Management. Mr. Mansfield began his career in the coatings industry at an early age as a dedicated member of the staff of Bagwell Coatings, a company founded by his grandfather. He has held various positions in all aspects of the industrial coatings industry ranging from field painting to project management. Mr. Mansfield currently receives an annual salary of $110,000 for his services as President and Chief Executive Officer of Mansfield Industrial Coatings, Inc. and received a cash bonus of approximately $120,000 for fiscal 1999.

  Pursuant to arrangements with the investment partnership, upon the initial closing, Mr. Mansfield will be paid $150,000 for these services pursuant to a written employment agreement to be entered into at the initial closing and will be entitled to receive a cash bonus under Canisco's current arrangements with respect to the award of cash bonus compensation to its employees. Teddy Mansfield will also be entitled to receive options to purchase a minimum of 25,000 shares of common stock per year at a price equal to the average of the market price of the common stock for the twenty trading days prior to March 31. Teddy Mansfield may be entitled to additional options, not to exceed options to purchase 100,000 shares of common stock, in the event the price of common stock increases. All options vest at a rate of 20% each year. Mr. Mansfield may also be eligible to receive additional incentive compensation in the future, in the form of cash, stock, options or appreciation rights, both under existing benefit plans and under plans that may be developed in the future as part of Canisco's growth strategy. Mr. Mansfield has also committed to be a limited partner in the investment partnership.

  Mark F. Walz joined Sterling in April 1999.  From January
1997 through January 1998, Mr. Walz served as Vice President and Chief Financial Officer of Work International Corporation, a company formed to consolidate temporary staffing companies. From 1994 through December 1997, Mr. Walz served Inliner Americas, Inc., a company involved in pipeline rehabilitation processes,
first as Controller and then as Chief Financial Officer.   Mr.
Walz graduated in 1980 from the University of Southwestern Louisiana with a B.S.B.A. in accounting and is a certified public accountant.

  Upon the occurrence of the initial closing, Mr. Walz will be appointed to the offices of Senior Vice President and Chief Financial Officer of Canisco and is expected to receive annual base compensation of $150,000, pursuant to an employment agreement that will be entered into at the initial closing. Pursuant to his employment agreement, it is anticipated that Mr. Walz will also receive options to purchase 60,000 shares of common stock, at the market price on the initial closing date, as well as medical and disability and other fringe benefits. It is currently anticipated that Mr. Walz may receive additional incentive compensation in the future, in the form of cash, stock, options or appreciation rights, both under existing benefit plans and under plans that may be developed in the future as part of Canisco's growth strategy. However, there are no plans currently in effect with respect to these matters. Mr. Walz does not own any shares of common stock of Canisco and does not hold any options to purchase Canisco common stock. Mr. Walz intends to invest in the investment partnership.

  Compensation of Directors After the Initial Closing. The investment partnership has no present intention to change the manner in which directors of Canisco are compensated for their service as members of the Board of Directors of Canisco.

  The investment partnership has not yet selected the three persons necessary to fill the vacancies among the Preferred Stock
Directors. This information will be included in the proxy statement prior to the mailing to Canisco's stockholders.

           HISTORICAL PERFORMANCE OF CANISCO'S STOCK
           =========================================

  The common stock traded on the NASDAQ Stock Market under the symbol "NSSI" until May 20, 1996 at which time as a result of the merger of Nuclear Support Services, Inc. into Canisco Resources, Inc., Canisco commenced trading on the NASDAQ SmallCap Market under the symbol "CANR." On November 30, 1998 the symbol was changed to "CANRC" to indicate that Canisco had been granted a temporary waiver from its failure to meet the listing requirements for the NASDAQ SmallCap Market. The following table contains details concerning Canisco's stock price over the two most recent fiscal years.

                 Fiscal Year 1998         Fiscal Year 1999
  Quarter Ended   High     Low                 High      Low
  June  30       2 3/4     1 3/8               3 3/4     2 1/2
  Sept  30       2 3/4     1 3/8               3 1/4     2 1/4
  Dec   31       3 7/8     1 3/4               3 1/2     1 1/2
  March 31       2 3/4     1 7/8               2 3/4     1 1/4

                                               Fiscal Year 2000
  Period                                       High      Low
  April 1, 1999 through April 16, 1999         2 1/4     1 3/4
  April 19, 1999* through May __, 1999         7         2



* Date the purchase agreement and the investment was announced.

                        PERFORMANCE GRAPH
                        =================

  The following graph compares the yearly percentage change in Canisco's cumulative total stockholder return on its common stock with the cumulative total return of the NASDAQ MARKET INDEX, a broad market index, and the cumulative total return of the Standard Industrial Classification Index, Code 1799 - Specialty Contractors. Cumulative return for Canisco and both indices were calculated assuming dividend reinvestment. For fiscal year 1999, the Standard Industrial Classification Index, Code 1799 - Specialty Contractors was comprised of the following nine (9) publicly traded companies: Canisco Resources, Inc.; Cerbco Inc. CL A; Chicago Bridge & Iron NV; Heist C.H. Corporation; IDM Environmental Corp.; Insituform East, Inc.; Leak-X Environmental CP; National Environ Service Co.; and U.S. Bridge Construction.

             COMPARISON OF CUMULATIVE TOTAL RETURN
          OF COMPANY, INDUSTRY INDEX AND BROAD MARKET
          ===========================================

                                 Year Ending March 31,
                         1994  1995  1996   1997   1998   1999
Canisco Resources, Inc.  100  38.46  51.28  53.85  52.56  46.15
Industry Index           100  54.56  64.49  35.62  39.19  23.33
NASDAQ Market Index      100 106.09 142.70 159.64 241.26 315.28

       STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
       =================================================
  All proposals of any stockholder of Canisco that any stockholder wishes to be presented at the Annual Meeting of Stockholders in 1999 were required to have been received by March 29, 1999 in order to be considered for inclusion in Canisco's proxy statement and form of proxy relating to that meeting.

  A stockholder of Canisco may wish to have a proposal presented at the annual meeting of stockholders in 1999, without having the proposal included in Canisco's proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by Canisco prior to June 12, 1999, under SEC Rule 14a-4(c) it will be deemed "untimely" and, therefore, the proxies solicited by management of Canisco will have the right to exercise discretionary voting authority with respect to the proposal. Any such notice should be directed to the President and Chief Executive Officer of Canisco at 300 Delaware Avenue, Suite 714, Wilmington, Delaware.

                         OTHER MATTERS
                         =============
  The Board of Directors does not intend to bring any matters before the special meeting other than those specifically set forth in the notice of the special meeting and knows of no matters to be brought before the meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy, or their substitutes, to vote the proxy in accordance with their best judgment on such matters to the extent allowed by SEC Rule 14a-4(c) which limits the purpose for which discretionary authority may be granted.

               By Order of the Board of Directors


                        Ralph A. Trallo
             President and Chief Executive Officer

Wilmington, Delaware
May __, 1999

This Proxy is Solicited on Behalf of the Board of Directors
                             of
                  CANISCO RESOURCES, INC.
               300 Delaware Avenue, Suite 714
                 Wilmington, Delaware 19801

  The undersigned appoints Joe C. Quick, Dale L. Ferguson, or Ralph A. Trallo as proxy (and if the undersigned is a proxy, as substitute proxy), each with the power to appoint his substitute, and authorizes any one of them to vote as designated on the reverse side all the shares of common stock of Canisco Resources, Inc., held of record by the undersigned on May __, 1999, at the Special Meeting of Stockholders to be held on Tuesday, June __, 1999, at 10:00 AM at the offices of Canisco, 300 Delaware Avenue, Suite 714, Wilmington, Delaware 19801, and at any adjournment or postponement thereof.

    IF A STOCKHOLDER RETURNS A PROXY BUT DOES NOT SPECIFY A
  CHOICE ON THE PROXY, THE PROXY WILL BE VOTED FOR
  RATIFICATION OF THE PURCHASE AGREEMENT AND FOR THE CHANGE OF
  CONTROL AND ISSUANCES OF SECURITIES IT CONTEMPLATES.
                (continued on reverse side)
  ============================================================

  ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS NOTED BELOW.

  1.

FOR RATIFICATION OF THE SECURITIES PURCHASE AGREEMENT: Ratification of the Securities Purchase Agreement, dated as of April 16, 1999, by and among SCC Investment I, L.P., a Texas limited partnership, Sterling City Capital LLC, a Texas limited liability company and Canisco and the obligations Canisco has assumed under the purchase agreement including:

AGAINST
          the issuance of 80,000 shares of a newly created series of preferred stock and an investment incentive warrant to SCC Investment I, L.P. for an aggregate purchase price of $8,000,000 in the initial closing under the purchase agreement and the issuance of the shares of common stock that will be issued on conversion of the shares of preferred stock and exercise of the warrant,

ABSTAIN
          the change of control which will result as a consequence of the voting rights of the preferred stock and the adoption of a nine member board, six members of which will be elected by the preferred stock and three members of which will be elected by the common stock, and the issuance of 20,000 additional shares of preferred stock in one or more subsequent closings for an aggregate purchase price of $2,000,000 if and when Canisco elects and the issuance of the shares of common stock that will be issued on conversion of the shares of preferred stock.

  2.


          OTHER BUSINESS: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


    The undersigned acknowledges receipt of the Proxy Statement dated
May ___, 1999 and by signing this revokes any proxy or proxies previously given to vote shares at the meeting or any adjournments.

  Dated:______________________

  [Printed Name of Shareholder]
                                  _____________________________________


                                  _____________________________________
                                  Sign above exactly as name(s) appear on left. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation, please sign in full corporate name by duly authorized officer or officers and affix the corporate seal.

  PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED, ADDRESSED ENVELOPE